AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of the 24th day of January, 2013, by and between AllianceBernstein L.P., a Delaware limited partnership (the “Sub-Adviser”), and Tiedemann Wealth Management, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, Trust for Professional Managers, a Delaware statutory trust (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the AllianceBernstein/TWM Global Equity & Covered Call Strategy Fund (the “Fund”) is a separate series of the Trust having separate assets and liabilities; and

WHEREAS, the Adviser and the Sub-Adviser are each engaged in the business of rendering investment advice; and

WHEREAS, the Adviser and Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust, on behalf of the Fund, has retained the Adviser to render investment management services to the Fund pursuant to an Amended and Restated Investment Advisory Agreement dated as of January 24, 2013 (the “Investment Advisory Agreement”); and

WHEREAS, the Investment Advisory Agreement allows the Adviser to delegate certain of its responsibilities under the Investment Advisory Agreement to others; and

WHEREAS, the Adviser seeks to delegate certain of its responsibilities under the Investment Advisory Agreement to the Sub-Adviser pursuant to this Agreement; and

WHEREAS, the Adviser and the Sub-Adviser have previously entered into an Investment Sub-Advisory Agreement dated February 4, 2011; and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Investment Sub-Advisory Agreement dated February 4, 2011 to reflect the Fund’s name change and to revise the sub-advisory fee schedule.

NOW, THEREFORE, WITNESSETH, that it is agreed among the parties hereto as follows:

1.	APPOINTMENT OF SUB-ADVISOR.

(a)
Acceptance.  The Sub-Adviser is hereby appointed and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to that portion of the Fund’s portfolio designated by the Adviser (the “Portfolio”).

(b)
Independent Contractor.  The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c)
The Sub-Adviser’s Representations.  The Sub-Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

The Sub-Adviser represents, warrants and agrees that it is registered as an investment adviser under the Advisers Act.  The Sub-Adviser will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Trust with a copy of such code of ethics.  On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Adviser that the Sub-Adviser and its access persons have complied with the Sub-Adviser’s code of ethics with respect to the Portfolio, and (ii) identifying any material violations of the Sub-Adviser’s code of ethics which have occurred with respect to the Portfolio. Upon reasonable notice from and the reasonable request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees and its agent to examine the reports required to be made by the Sub-Adviser pursuant to Rule 17j-1 and reasonable access to the Sub-Adviser’s Chief Compliance Officer to discuss any records relevant to the Sub-Adviser’s code of ethics. In conjunction with this discussion, Sub-Adviser will make available, upon reasonable notice and reasonable request, solely on Sub-Adviser’s premises, the relevant records that document:

(i)
that Sub-Adviser uses reasonable diligence and institutes policies and procedures reasonably necessary to detect and prevent its Access Persons (as defined in Sub-Adviser’s Code of Ethics) from violating its Code of Ethics, including a procedure for detecting and preventing material trading abuses and requires all Access Persons to report personal securities transactions on an initial, quarterly and annual basis (the “Reports”);

(ii)	that Sub-Adviser circulates the Code of Ethics and receives an acknowledgement from each Access Person that the Code of Ethics has been read and understood;

(iii)
that Sub-Adviser’s Chief Compliance Officer, or his designee, compares the Reports with completed and contemplated portfolio transactions of the Fund to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred;

(iv)
that no Access Person approves his or her own Report(s). Sub-Adviser shall appoint an alternate employee to review the Sub-Adviser’s Chief Compliance Officer’s, or his designee’s, own Reports if such person(s) is also an Access Person; and

(v)	that Sub-Adviser’s Chief Compliance Officer, or his designee, maintains a list of all Access Persons.

Sub-Adviser shall not be required to disclose personal and confidential information of its employees, such as personal securities holdings information and outside business activities.  Copies of any records that are necessary for the verification of sub-sections (i) – (v) containing such information may be reasonably redacted solely to the extent necessary in order to preserve the confidentiality of such information. In the event of an inquiry, audit or examination of the Fund by a federal or state regulatory authority, the Sub-Adviser shall provide to the Fund such records, reports and other documents as deemed necessary by such regulatory authority for purposes of compliance with such request.  Any documents required to be submitted by the Sub-Adviser to the Fund will be subject to the provision that they are to be used only in connection with the request by the regulatory authority and the Fund will undertake reasonable and diligent efforts to protect the confidentiality of such documents.

The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers, and agents.  Upon reasonable notice to and reasonable request, the Sub-Adviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the portfolio in order for the Adviser to satisfy its obligations to the Fund.  The Sub-Adviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser, attesting to such written policies and procedures.

(d)
The Adviser’s Representations.  The Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

The Adviser further represents, warrants and agrees that it has the authority under the Investment Advisory Agreement to appoint the Sub-Adviser.

The Adviser further represents and warrants that it has received a copy of Part II of the Sub-Adviser’s Form ADV.

The Adviser has provided the Sub-Adviser with the Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement (together, the “Prospectus”) and instructions, policies and directions of the Trustees pertaining to the Adviser and the Fund, as in effect from time to time.  The Adviser shall promptly furnish to the Sub-Adviser copies of all material amendments or supplements to the foregoing documents.

The Adviser will provide timely information to the Sub-Adviser regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund.

The Adviser will timely provide the Sub-Adviser with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder.

(e)
Plenary authority of the Board of Trustees.  The Sub-Adviser and Adviser both acknowledge that the Fund is a mutual fund that operates as a series of the Trust under the authority of the Trust’s Board of Trustees (the “Board of Trustees” or the “Board”).

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Within the framework of the fundamental policies, investment objectives, and investment restrictions of the Fund, and subject to the supervision and review of the Adviser and the Board of Trustees, the Sub-Adviser shall have the sole and exclusive responsibility for the making of all investment decisions for the Portfolio, including purchase, retention and disposition of securities, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Prospectus.

As of the date of this Agreement 100% of the Fund’s investable assets will be allocated to the Portfolio, and on each business day during the term of this Agreement the same percentage of the net cash derived from purchases, or required for redemptions, of Fund shares will normally be added to or withdrawn from the Portfolio; provided, however, that the Adviser has the right at any time to reallocate the portion of the Fund’s assets allocated to the Portfolio pursuant to this Agreement if the Adviser deems such reallocation appropriate.

For the purpose of complying with Rule 10f-3(a)(6)(ii), Rule 12d3-1(c)(3)(ii), Rule 17a-10(a)(2) and Rule 17e-1(d)(2) under the 1940 Act, the Sub-Adviser hereby agrees that: (i) with respect to transactions in securities or other assets for the Fund, it will not consult with any other sub-adviser to the Fund, or with any sub-adviser that is principal underwriter for the Fund or an affiliated person of such principal underwriter; (ii) with respect to transactions in securities or other assets for the Fund (as defined below), it will not consult with any sub-adviser to a separate series of the Trust for which the Adviser serves as investment adviser, or with any sub-adviser to a fund that is a principal underwriter to the Fund or an affiliated person of such principal underwriter; and (iii) its responsibility in providing investment advisory services to the Fund shall be limited solely to that portion of the Fund’s portfolio designated by the Adviser. Adviser will furnish to Sub-Adviser a current list of all such sub-advisers and principal underwriters and affiliates thereof, as well as affiliates of the Fund, and shall notify Sub-Adviser promptly of any changes to such list.

The Sub-Adviser will, at its own expense:

(a)
consult with the Adviser from time to time in connection with investment policy decisions to be made by it regarding the portion of the Fund managed by Sub-Adviser and upon request, furnish the Adviser with research, economic and statistical data in connection with the Fund’s investments made by the Sub-Adviser;

(b)
submit such reports and information as the Adviser or the Fund may reasonably request to assist the Fund’s custodian (the “Custodian”), administrator or fund accounting agent, in its or their determination of the market value of securities held in the Fund;

(c)	place orders for purchases and sales of portfolio investments for the Fund;

(d)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Fund;

(e)
maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Adviser, to the extent not maintained by the Adviser or another agent of the Fund, and the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s request;

(f)
as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day, provide the Custodian with copies of trade tickets for each transaction effected for the Fund, provide copies to the Adviser upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(g)
as soon as practicable following the end of each calendar month, provide the Adviser with written statements showing all transactions effected for the Fund during the month, a summary listing all investments held in the Fund as of the last day of the month, and such other information as the Adviser may reasonably request in connection with any accounting services that the Adviser or its agents provide for the Fund.  Adviser acknowledges that Sub-Adviser and Custodian or the Fund’s accounting agent may use different pricing vendors, which may result in valuation discrepancies;

(h)
absent specific instructions to the contrary provided to it by the Adviser, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Fund in accordance with the Sub-Adviser’s proxy voting policy as most recently provided to the Adviser and the Trust.  The Sub-Adviser may use the services of a proxy voting agent to vote proxies on behalf of the Fund.  The Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Portfolio.  The Sub-Adviser’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Adviser shall cause to be forwarded to the Sub-Adviser.  The Sub-Adviser further agrees that it will provide the Board of Trustees, as the Board of Trustees may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board of Trustees may designate, in a format that shall comply with the 1940 Act.  Upon reasonable request, the Sub-Adviser shall provide the Adviser with all proxy voting records relating to the Portfolio, including but not limited to those required by Form N-PX.  Upon request of the Adviser, the Sub-Adviser will also provide an annual certification, in a form reasonably acceptable to the Adviser, attesting to the accuracy and completeness of such proxy voting records.  The Sub-Adviser will not be responsible for taking any independent action or rendering any advice with respect to any legal proceedings or bankruptcies involving the issuers of securities held by the Fund; however, solely  to the extent necessary to protect and preserve the interest of the Fund, the Sub-Adviser will provide reasonable cooperation with Adviser in such things as assisting the Adviser to make certain filings and maintaining the Fund’s security interest, but the Sub-Adviser shall not be responsible for making any such related filings nor rendering advice in connection therewith;

(i)	inform the Adviser and the Board of Trustees of material changes in investment strategy or tactics or in key personnel;

(j)
furnish to the Board of Trustees such information as may reasonably be necessary in order for such Trustees to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 7 hereof;

(k)	notify the Adviser of any material changes in its ownership within a reasonable time prior to such changes; and

(l)
provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, and Rule 38a-1 of the 1940 Act.  Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it is in compliance with all applicable “federal securities laws,” as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of it compliance controls; and (iii) providing the Trust’s Chief Compliance Officer with direct access to its compliance personnel; (iv) providing the Trust’s Chief Compliance Officer with periodic reports; and (v) promptly providing special reports to the Trust’s Chief Compliance Officer in the event of compliance problems.

3.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In this regard, the Adviser specifically agrees that the Fund shall assume the expense of:

(a)	brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b)	custodian fees and expenses;

(c)	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)	interest payable on any Fund borrowings.

The Sub-Adviser specifically agrees that with respect to the operation of the Fund, the Sub-Adviser shall be responsible for providing the personnel, office space and equipment reasonably necessary for its management services provided to the Fund. In order to minimize the need and expense on the Adviser of convening a special Board of Trustees meeting, Sub-Adviser agrees that, to the extent reasonably practical, Sub-Adviser will provide Adviser sufficient notice of any changes to the Sub-Adviser, so that such issues may be considered by the Board of Trustees during its regularly scheduled quarterly meetings.  Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Adviser in the Investment Advisory Agreement or any other agreement to which they are parties.

4.	SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Adviser shall pay to the Sub-Adviser a fee (for the payment of which the Fund shall have no obligation or liability), based on the Current Net Assets of the Portfolio (as defined below), as set forth in Schedule A attached hereto and made a part hereof.  Such fee shall be accrued daily and payable quarterly, as soon as practicable after the last day of each calendar quarter.  In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Portfolio accrued to, but excluding, the date of termination shall be paid promptly following such termination.  For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Portfolio’s net assets as of the most recent preceding day for which the Fund’s net assets were computed.

5.           PORTFOLIO TRANSACTIONS.

In connection with the investment and reinvestment of the assets of the Portfolio, the Sub-Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolio and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio.  The Sub-Adviser shall maintain records adequate to demonstrate compliance with the requirements of this section.  Subject to the policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to the Sub-Adviser, and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution.  The Sub-Adviser shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.

The Adviser authorizes and empowers the Sub-Adviser to direct the Custodian to open and maintain brokerage accounts for securities and other property, including financial and commodity futures and commodities and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Sub-Adviser shall select as provided above.  The Sub-Adviser may, using such of the securities and other property in the Fund as the Sub-Adviser deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate.  The Sub-Adviser shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct.  All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian.  The Sub-Adviser shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

The Sub-Adviser further shall have the authority to instruct the Custodian to: (i) pay cash for securities and other property delivered to the Custodian for the Fund; (ii) deliver securities and other property against payment for the Fund; and (iii) transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein.  The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Adviser except as expressly provided herein.

6.           LIABILITY; STANDARD OF CARE.

The Sub-Adviser, its affiliates, agents and employees, shall be indemnified by the Adviser against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims):

(a)
arising from the Fund’s or the Adviser’s directions to the Sub-Adviser or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b)	arising from the acts or omissions of the Adviser, the Custodian or the Fund, their respective affiliates, agents or employees;

except for any such liability or loss which is due to the  gross negligence, willful misconduct, or lack of good faith of the Sub-Adviser, its affiliates, agents and employees, or the Sub-Adviser’s reckless disregard of its duties and obligations.  The Sub-Adviser shall also be without liability hereunder for any action taken or omitted by it in good faith and without negligence.

The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall comply with the investment policies, guidelines and restrictions of the Fund; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct  of a similar enterprise.

The Sub-Adviser shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

7.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)         This Agreement shall become effective at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall continue in effect for an initial period of two years from the date of this Agreement, unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for the Fund at least annually by: (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund; and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b)         This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees, by the Adviser, or by vote of a majority of the outstanding voting securities of the Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Adviser, and by the Sub-Adviser upon sixty (60) days’ written notice to the Fund and the Adviser.  In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Adviser, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund;

(c)         This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act; and

(d)         This Agreement will also terminate in the event that the Investment Advisory Agreement is terminated.

8.           SERVICES NOT EXCLUSIVE.

The services of the Sub-Adviser to the Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby.  It is specifically understood that directors, officers and employees of the Sub-Adviser and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.

9.           AGGREGATION OF ORDERS.

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities of the Portfolio with those for other accounts managed by the Sub-Adviser or its affiliates.  When a security proposed to be purchased or sold for the Portfolio is also to be purchased or sold for other accounts managed by the Sub-Adviser at the same time, the Sub-Adviser may aggregate such orders and shall allocate such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account being systematically preferred over any other account.

10.           NO BORROWING.

The Sub-Adviser agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit. For this purpose, failure to pay any amount due and payable to the Fund that has been billed to the Sub-Adviser by the Fund for a period of more than thirty (30) days shall constitute a borrowing.

11.           AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

12.           CONFIDENTIALITY.

Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Fund and the actions of the Sub-Adviser and the Fund in respect thereof.  It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund or such persons as the Adviser may designate in connection with the Fund.  It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of investments which, on a temporary basis, may not be bought or sold for the Fund, is to be regarded as confidential and for use only by the Sub-Adviser in connection with its obligation to provide investment advice and other services to the Fund.  The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Fund shall be deemed proprietary information of the Adviser, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall takes reasonable steps to safeguard the confidentiality of that information.  Further, the Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.

13.           USE OF SUB-ADVISOR’S NAME.

Sub-Adviser hereby grants to the Fund and Adviser a non-exclusive, royalty-free, worldwide license to use the Sub-Adviser’s name and logo in any and all promotional materials, prospectuses and registration statements during the term of this Agreement.  The Adviser shall furnish, or shall cause to be furnished, to the Sub-Adviser or its designee, each piece of Fund sales literature or other promotional material in which the Sub-Adviser is named, at least ten (10) business days prior to its use.  The Sub-Adviser shall be permitted to review and approve the material in written or electronic form prior to such printing.  No such material shall be used if the Sub-Adviser or its designee reasonably objects to such use within ten (10) business days after receipt of this material, such approval, may not be unreasonably withheld.

14.           ANTI-MONEY LAUNDERING COMPLIANCE.

The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy.  The Sub-Adviser agrees to cooperate with the Trust’s Anti-Money Laundering Policy and the AML Laws by providing the Trust and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested upon reasonable notice by the Trust in order for the Trust and Fund’s administrator to fulfill its obligations under the AML Laws. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

15.           NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by U.S. mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISOR:	Tiedemann Wealth Management, LLC 520 Madison Avenue, 26th Floor New York, New York 10022 Attn: General Counsel

SUB-ADVISOR:	AllianceBernstein L.P. 1345 Avenue of the Americas New York, New York 10105 Attn: General Counsel

FUND:	Trust for Professional Managers on behalf of the AllianceBernstein/TWM Global Equity & Covered Call Strategy Fund 777 East Wisconsin Avenue, 10th Floor Milwaukee, WI 53202 Attn: Rachel A. Spearo, Esq.

16.           GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

17.           ASSIGNMENT.

This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ALLIANCEBERNSTEIN L.P.

By: /s/ M. Anderson

Name: Mark Anderson
Title: Asst. Secretary

TIEDEMANN WEALTH MANAGEMENT, LLC

By: /s/ Kevin P. Moran

Name: Kevin P. Moran
Title:  General Counsel

SCHEDULE A

Series or Fund of Trust for Professional Managers	Annual Sub-Advisory Fee Rate as a Percentage of Average Daily Net Portfolio Assets
AllianceBernstein/TWM Global Equity & Covered Call Strategy Fund	0.52% for the first $50 million in assets 0.45% for the next $150 million in assets 0.40% for assets over $200 million